UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: October 24, 2006

(Date of earliest event reported)

Grande Communications Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware		74-3005133
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

401 Carlson Circle, San Marcos, TX	78666
(Address of principal executive offices)	(Zip Code)

(512) 878-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction a.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 25, 2006, the Board of Directors (the “Board”) of Grande Communications Holdings, Inc. (the “Company”) approved and adopted the Grande Communications Holdings, Inc. Second Amended and Restated 2000 Stock Incentive Plan (the “Plan”). The only material amendments to the Amended and Restated Stock 2000 Incentive Plan, which was approved by the Board on June 20, 2006, are as follows: (1) stock options to acquire shares of Series H Preferred Stock and common stock of the Company designated as “Executive Compensation Shares” under the Plan may be awarded to directors and officers in addition to key employees, and (2) stock options to acquire “Executive Compensation Shares” may be awarded to consultants and advisors of the Company if Company stockholders approve the Plan. No other material changes were made. The Company intends to submit the Plan to its stockholders for approval on or before June 28, 2007. The Board did not condition the effectiveness of the Plan on stockholder approval. Thus, if the Company’s stockholders fail to approve the Plan, the Plan will remain effective by virtue of the approval of the Board, but the incentive stock options granted with respect to the additional shares made available under the Plan would become nonqualified stock options.

On October 25, 2006, Richard Orchard was appointed as a member of the Board. In connection with such appointment, the Compensation Committee of the Board approved Mr. Orchard’s compensation for his service as a director and granted Mr. Orchard stock options to acquire shares of Series H Preferred Stock and common stock of the Company, all of which are described more fully under Item 5.02 below, which such description is incorporated herein.

On October 25, 2006, the Compensation Committee of the Board approved a reduction in the exercise price of all stock options to acquire Company common stock previously granted to James Mansour, the Chairman of the Board of the Company, and William Morrow, a Board member who resigned effective October 24, 2006. Mr. Mansour currently holds stock options to acquire 1,400,000 shares of Company common stock at an average exercise price per share of approximately $0.29, and Mr. Morrow currently holds stock options to acquire 3,872,012 shares of Company common stock at an average exercise price per share of approximately $0.34. The exercise price of such stock options was reduced to $0.05 per share of Company common stock.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On October 24, 2006, William Morrow resigned from his position as a member of the Board. The resignation was at the election of Mr. Morrow and was not the result of any disagreement with the Company.

(d) On October 25, 2006, the Board appointed Richard Orchard to fill the vacancy created by Mr. Morrow’s resignation. Mr. Orchard has not been appointed to any Board committees.

For his service as a director, Mr. Orchard will receive cash compensation of $1,666 per month. In addition, in connection with his joining the Board and as compensation for his service as a director, Mr. Orchard was granted non-qualified stock options to purchase (1) 300,000 shares of common stock of the Company, with an exercise price of $0.05 per share and which will vest 25% on October 25, 2007, 25% on October 25, 2008, 25% on October 25, 2009, and 25% on October 25, 2010, and (2) 200,000 shares of Series H Preferred Stock of the Company, with an exercise price of $0.10 per share and which will vest 25% on October 25, 2007, 2.1% on the last day of each of the first 35 months after October 25, 2007, and 1.5% on the last day of the 36th month after October 25, 2007. If Mr. Orchard’s stock option to purchase Series H Preferred Stock vests, then the stock option shall become exercisable only after the first to occur of the following events or dates and only during the following periods: (1) if there is a change of control (as defined in the stock option agreement), during the period beginning 90 days prior to and ending 75 days after such change of control; (2) if Mr. Orchard’s service with the Company is terminated for any reason other than for cause (as such term is defined in the Plan), during the period beginning on the date of such termination and ending on the expiration date of the stock option; (3) if Mr. Orchard’s service as a director is terminated for cause, the stock option shall not be exercisable; and (4) if such a change of control or termination of service as a director does not occur by the date that Mr. Orchard exercises the stock option, during the period beginning on January 1, 2016 and ending on October 25, 2016.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed as a part of this report:

Exhibit No.	Description of Exhibit
10.1	Second Amended and Restated 2000 Stock Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANDE COMMUNICATIONS HOLDINGS, INC.

Date: October 30, 2006	By:	/s/ Michael Wilfley
Michael Wilfley
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Second Amended and Restated 2000 Stock Incentive Plan